MEMORANDUM OF ACTION OF THE DIRECTORS
OF
3DICON CORPORATION

On this 27th day of April, 2007, the undersigned, being all of the Directors of 3DIcon, an Oklahoma corporation, (the "Company"), pursuant the Company Bylaws and Oklahoma Statutes, hereby waive the notice and convening of a board meeting and adopt the following resolution, which takes effect immediately:

WHEREAS, it is in the Company's best interests to issue stock options to the directors, to recognize the contributions made by the directors; and

WHEREAS, the terms of the options are set forth in this Memorandum of Action

NOW, THEREFORE IT IS RESOLVED, that Martin Keating, the Chairman and CEO of the Company be, and he is hereby, authorized on behalf of the Company to issue to the directors, Martin Keating, Philip Suomu and John M. O'Connor, options to purchase the common stock of the Company in accordance with the following terms and conditions:

1. The Company hereby grants 500,000 options to each of the named directors, for a total grant of 1.5 million options;
2. The price for which each of the options shall be exercisable shall be $.40/option, which is the stock price on the date of this grant; there shall be one share of stock issued for each option exercised;
3. The options shall be immediately exercisable;
4. The options must be exercised within twenty-four months of this date of this grant or the same shall be void;
5. No registration rights are granted to the directors with respect to these options, but the Company shall include said options and the shares related thereto in the first S-8, if any, filed by the Company following the date of this grant;
6. These options are non-qualified options;
7. The cashless exercise of these options shall be permitted, if a director elects to do so; and
8. To the extent permitted by law, the directors shall have the authority to amend the terms and conditions of this grant by majority vote.

AND IT IS FURTHER RESOLVED, that this Memorandum of Action may be signed in one or more counterparts.

Martin Keating, Chairman of the Board

Philip Suomu, Director

John M. O'Connor, Director